Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports first quarter 2020 diluted EPS of $1.83
Net earnings increase 180% on 27% revenue growth and 20% gross margin

SCOTTSDALE, Ariz., April 28, 2020 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported first quarter results for the period ended March 31, 2020.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019	% Chg
Homes closed (units)	2,316	1,765	31%
Home closing revenue	$890,417	$698,650	27%
Average sales price - closings	$384	$396	(3)%
Home orders (units)	3,102	2,530	23%
Home order value	$1,179,938	$976,979	21%
Average sales price - orders	$380	$386	(2)%
Ending backlog (units)	3,568	3,198	12%
Ending backlog value	$1,388,517	$1,295,295	7%
Average sales price - backlog	$389	$405	(4)%
Earnings before income taxes	$86,833	$32,370	168%
Net earnings	$71,152	$25,412	180%
Diluted EPS	$1.83	$0.65	182%

MANAGEMENT COMMENTS
“We reported select preliminary operating results for the first quarter of 2020 on April 6, which reflected stronger-than anticipated market demand through early March, followed by significant declines through the end of the month, which have continued to deteriorate in April as the coronavirus pandemic spread across the U.S. and severely impacted the economy,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes.
“Though our net earnings for the first quarter more than doubled and every key operating metric showed significant year-over-year growth, we are expecting much weaker results for at least the next couple of quarters due to large parts of the economy being shut down, causing record job losses, fear and uncertainty about the future. Our hearts go out to all those impacted directly and indirectly.
“Nearly every aspect of our lives and business operations have changed in just the last couple of months. We have shifted our attention entirely to respond to the rapidly-changing conditions and plan for the challenges that lie ahead,” he continued. “Our primary concern is the health and well-being of our associates, customers, business partners and the communities we serve. We are following applicable CDC guidelines and the directions of government and public health agencies, and modifying our standards and protocols to safeguard all of our stakeholders as conditions change.
“Despite these challenges, our team members are using their experience, creativity and our leading technology to continue to serve our customers. Home buyers are utilizing our virtual capabilities to help them explore, tour, design, purchase, finance and in some cases even close on their new home without the need to ever meet in person if they so choose.”
He explained, “With shelter-in-place orders in effect across most of our markets, we are seeing customers either virtually or by appointment in our sales offices and Studio M design centers. Those we see tend to be serious buyers ready to commit to a new home purchase, so while our traffic has understandably decreased, our conversion rates on the traffic we do see have increased.
“Using our 24/7 mortgage pre-approval tools on-line, our customers are able to move through the process of purchasing a home more quickly, and we can even process earnest money deposits on debit or credit cards remotely, through a secure emailable link. All of these tools are designed to make it more convenient and safer for our home buyers to work with us.”
He added, “Because homebuilding is currently recognized as an essential service in most locations, our construction crews have been working steadily, following social distancing guidelines, to ensure that we deliver completed homes on schedule for those who are eager to move into their new home.
“Meritage Homes is well positioned to continue operating through this difficult period, though no one knows how long it will last or how it will evolve. Our strategy has been to simplify our operations and focus on the most active homebuying groups -- entry-level and first move-up -- within many of the best markets in the country. It has been a successful strategy since we implemented it several years ago, and one we believe will continue to serve our customers, employees, partners and shareholders well into the future.

“We ended the first quarter with nearly $800 million in cash and over a billion dollars of total liquidity, and a low net debt-to-capital ratio of under 27%. After the early redemption of our 2020 senior notes last December, our earliest debt maturity is in 2022. We are tightly managing cash flows by deferring the acquisition and development of most new communities and have pulled back on all discretionary expenses. Additionally, we’re managing our spec-building strategy to continue to capture efficiencies while appropriately slowing our starts of new spec homes to reflect current sales volumes.”
Mr. Hilton concluded, “I am proud of our entire team for their tenacity, innovative thinking and genuine concern for our customers and communities, as well as each other. I am also confident in our management team’s ability to successfully steer the Company through these difficult times. Due to the lack of visibility at this time, we are withdrawing our previous guidance and will plan to provide future guidance at a more appropriate time.”

FIRST QUARTER RESULTS
•Total orders for the first quarter of 2020 increased 23% year-over-year, driven by a 35% year-over-year increase in absorptions. Order trends during the quarter, compared to a year ago, were up 38% in January and 51% in February, but down 8% in March.
•Absorptions were up 41% in the West and Central regions, and 20% in the East region, primarily due to strong demand for our entry-level homes. Community count declined sequentially to 241 at March 31, 2020, from 244 at December 31, 2019, and 260 at March 31, 2019.
•Order cancellation rates were relatively flat at 13% for the first quarter, with an increase in March cancellations to 16% in 2020, compared to 12% in 2019. Absorptions have slowed and cancellation rates have increased as conditions have deteriorated since mid-March.
•Entry-level orders grew to 61% of total orders for the first quarter of 2020, compared to 45% in the first quarter of 2019, and represented 51% of total active communities at March 31, 2020, compared to 36% a year earlier. Orders from non-strategic communities made up just 6% of first quarter 2020 total orders, compared to 13% of first quarter 2019 orders.
•Net earnings for the first quarter of 2020 totaled $71.2 million ($1.83 per diluted share), compared to $25.4 million ($0.65 per diluted share) for the first quarter of 2019. The 182% increase in diluted EPS reflected the combination of increases in home closing revenue, gross margins and greater overhead leverage, in addition to lower interest expense and income taxes in the first quarter of 2020.
•The 27% increase in home closing revenue for the quarter reflected a 31% increase in home closing volume, which was partially offset by a 3% year-over-year reduction in ASP due to the shift in product mix toward lower-priced entry-level homes. The West region led with home closing revenue up 38% year-over-year, followed by a 34% increase in the Central region and 10% increase in the East region.
•Home closing gross margin improved 330 bps to 20.0% from 16.7% a year ago, contributing to a 53% increase in total home closing gross profit over the prior year's first quarter.
•Selling, general and administrative expenses totaled 10.7% of first quarter 2020 home closing revenue, compared to 12.3% in the first quarter of 2019. The year-over year improvement was primarily driven by greater leverage from higher home closing revenue and continuing cost controls in 2020, in addition to higher brokerage commissions and severance expenses in 2019, resulting from the tougher housing market conditions exiting 2018.

•Interest expense decreased $4.1 million year-over-year, reflecting a reduction in total interest incurred due to the December 2019 early redemption of $300 million 7.15% senior notes due in 2020. Nearly all interest incurred was capitalized to assets under development in the first quarter of 2020.
•First quarter 2020 pre-tax margin increased 500 bps to 9.6% compared to 4.6% in 2019.
•Effective income tax rates were 18.1% in the first quarter of 2020 and 21.5% in the first quarter of 2019. The tax rate in 2020 benefited from energy efficient homes credits from the enactment of the Taxpayer Certainty and Disaster Tax Relief Act on December 20, 2019, as well as a larger tax benefit from equity-based compensation for stock awards that vested in the first quarter of 2020.

BALANCE SHEET
•Cash and cash equivalents at March 31, 2020 totaled $797.3 million, compared to $319.5 million at December 31, 2019, including $500 million borrowed against the Company’s $780 million Revolving Credit Facility to provide additional flexibility during this period of uncertainty.
•Real estate assets were relatively flat at $2.8 billion on March 31, 2020, compared to $2.7 billion at year-end and one year ago. As a result of market conditions being negatively impacted by the pending health crisis, the Company has significantly slowed investments in land acquisition and development, as well as spec inventory, to preserve cash. Meritage ended the first quarter of 2020 with approximately 41,500 total lots owned or under control, compared to approximately 33,800 total lots at March 31, 2019. Total inventory of spec homes at the end of the first quarter was 2,703 in 2020, compared to 2,205 in 2019
•Total debt-to-capital ratio increased to 43.3% at March 31, 2020 from 34.0% at December 31, 2019, reflecting the $500 million of borrowings on the Credit Facility. Net debt-to-capital remained low at 26.6% at March 31, 2020, compared to 26.2% at year-end 2019.
•The Company repurchased one million shares of stock for a total $60.8 million during the first quarter of 2020. Share repurchases have since been halted indefinitely.

CONFERENCE CALL
Management will host a conference call to discuss the results at 7:30 a.m. Arizona Time (10:30 a.m. Eastern Time) on Wednesday, April 29. The call will be webcast with an accompanying slideshow, both available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com.
For those unable to participate via the webcast, telephone participants can avoid delays by preregistering for the call using the following link to receive a special dial-in number and PIN. Conference Call registration link: http://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13700933&linkSecurityString=b1845736e. The Participant Access Code is 0774497.
Telephone participants who are unable to preregister may dial in to 1-877-407-6951 US toll free on the day of the call. International dial-in number is 1-412-902-0046.
A replay of the call will be available beginning at approximately 12:00 p.m. ET on April 29 and extending through May 13, 2020, on the website noted above or by dialing 1-877-660-6853 US toll free, 1-201-612-7415 for international and referencing conference number 13700933.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019	Change $	Change %
Homebuilding:
Home closing revenue	$890,417	$698,650	$191,767	27%
Land closing revenue	10,596	9,495	1,101	12%
Total closing revenue	901,013	708,145	192,868	27%
Cost of home closings	(712,057)	(582,188)	129,869	22%
Cost of land closings	(10,213)	(9,129)	1,084	12%
Total cost of closings	(722,270)	(591,317)	130,953	22%
Home closing gross profit	178,360	116,462	61,898	53%
Land closing gross loss	383	366	17	(5)%
Total closing gross profit	178,743	116,828	61,915	53%
Financial Services:
Revenue	3,912	3,228	684	21%
Expense	(1,735)	(1,504)	231	15%
Earnings from financial services unconsolidated entities and other, net	661	2,978	(2,317)	(78)%
Financial services profit	2,838	4,702	(1,864)	(40)%
Commissions and other sales costs	(61,173)	(52,555)	8,618	16%
General and administrative expenses	(34,170)	(33,566)	604	2%
Interest expense	(16)	(4,085)	(4,069)	(100)%
Other income, net	611	1,046	(435)	(42)%
Earnings before income taxes	86,833	32,370	54,463	168%
Provision for income taxes	(15,681)	(6,958)	8,723	125%
Net earnings	$71,152	$25,412	$45,740	180%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$1.87	$0.66	$1.21	183%
Weighted average shares outstanding	38,085	38,215	(130)	—%
Diluted
Earnings per common share	$1.83	$0.65	$1.18	182%
Weighted average shares outstanding	38,817	38,849	(32)	—%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$797,321	$319,466
Other receivables	82,170	88,492
Real estate (1)	2,789,790	2,744,361
Deposits on real estate under option or contract	54,167	50,901
Investments in unconsolidated entities	3,279	4,443
Property and equipment, net	49,180	50,606
Deferred tax asset	25,810	25,917
Prepaids, other assets and goodwill	112,739	114,063
Total assets	$3,914,456	$3,398,249
Liabilities:
Accounts payable	$163,060	$155,024
Accrued liabilities	216,334	226,008
Home sale deposits	26,102	24,246
Loans payable and other borrowings	521,867	22,876
Senior notes, net	996,327	996,105
Total liabilities	1,923,690	1,424,259
Stockholders' Equity:
Preferred stock	—	—
Common stock	376	382
Additional paid-in capital	450,982	505,352
Retained earnings	1,539,408	1,468,256
Total stockholders’ equity	1,990,766	1,973,990
Total liabilities and stockholders’ equity	$3,914,456	$3,398,249
(1) Real estate – Allocated costs:
Homes under contract under construction	$731,747	$564,762
Unsold homes, completed and under construction	583,929	686,948
Model homes	114,951	121,340
Finished home sites and home sites under development	1,359,163	1,371,311
Total real estate	$2,789,790	$2,744,361

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended March 31,
	2020	2019
Depreciation and amortization	$7,011	$5,832

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$82,014	$88,454
Interest incurred	16,535	21,443
Interest expensed	(16)	(4,085)
Interest amortized to cost of home and land closings	(20,371)	(16,398)
Capitalized interest, end of period	$78,162	$89,414

	March 31, 2020	December 31, 2019
Notes payable and other borrowings	$1,518,194	$1,018,981
Stockholders' equity	1,990,766	1,973,990
Total capital	$3,508,960	$2,992,971
Debt-to-capital	43.3%	34.0%

Notes payable and other borrowings	$1,518,194	$1,018,981
Less: cash and cash equivalents	(797,321)	(319,466)
Net debt	$720,873	$699,515
Stockholders’ equity	1,990,766	1,973,990
Total net capital	$2,711,639	$2,673,505
Net debt-to-capital	26.6%	26.2%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$71,152	$25,412
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,011	5,832
Stock-based compensation	6,437	5,861
Equity in earnings from unconsolidated entities	(684)	(2,174)
Distribution of earnings from unconsolidated entities	849	3,996
Other	164	1,827
Changes in assets and liabilities:
Increase in real estate	(45,207)	(1,753)
(Increase)/decrease in deposits on real estate under option or contract	(3,266)	6,583
Decrease/(increase) in other receivables, prepaids and other assets	7,557	(1,654)
Decrease in accounts payable and accrued liabilities	(1,956)	(12,211)
Increase in home sale deposits	1,856	535
Net cash provided by operating activities	43,913	32,254
Cash flows from investing activities:
Investments in unconsolidated entities	(1)	(1,110)
Distributions of capital from unconsolidated entities	1,000	—
Purchases of property and equipment	(5,331)	(5,240)
Proceeds from sales of property and equipment	96	74
Maturities/sales of investments and securities	83	566
Payments to purchase investments and securities	(83)	(566)
Net cash used in investing activities	(4,236)	(6,276)
Cash flows from financing activities:
Proceeds from Credit Facility, net	500,000	—
Repayment of loans payable and other borrowings	(1,009)	(988)
Repurchase of shares	(60,813)	(8,957)
Net cash provided by/(used in) financing activities	438,178	(9,945)
Net increase in cash and cash equivalents	477,855	16,033
Beginning cash and cash equivalents	319,466	311,466
Ending cash and cash equivalents	$797,321	$327,499

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2020		2019
	Homes	Value	Homes	Value
Homes Closed:
Arizona	459	$151,244	297	$98,454
California	208	134,802	132	85,837
Colorado	186	91,684	169	88,675
West Region	853	377,730	598	272,966
Texas	774	255,909	543	191,606
Central Region	774	255,909	543	191,606
Florida	236	93,789	226	90,824
Georgia	115	41,998	119	42,139
North Carolina	222	79,417	156	56,541
South Carolina	53	17,405	57	19,582
Tennessee	63	24,169	66	24,992
East Region	689	256,778	624	234,078
Total	2,316	$890,417	1,765	$698,650

Homes Ordered:
Arizona	570	$183,371	457	$145,398
California	352	224,930	167	108,474
Colorado	199	98,466	204	105,248
West Region	1,121	506,767	828	359,120
Texas	1,059	342,990	870	306,265
Central Region	1,059	342,990	870	306,265
Florida	317	119,443	301	126,074
Georgia	156	54,984	144	50,227
North Carolina	287	101,255	230	82,985
South Carolina	87	27,914	81	25,214
Tennessee	75	26,585	76	27,094
East Region	922	330,181	832	311,594
Total	3,102	$1,179,938	2,530	$976,979

Order Backlog:
Arizona	622	$218,497	503	$180,556
California	289	182,361	126	89,095
Colorado	209	104,335	220	120,115
West Region	1,120	505,193	849	389,766
Texas	1,333	459,888	1,308	488,009
Central Region	1,333	459,888	1,308	488,009
Florida	452	189,193	447	200,182
Georgia	174	62,777	148	54,483
North Carolina	284	101,305	251	93,818
South Carolina	105	34,963	113	37,987
Tennessee	100	35,198	82	31,050
East Region	1,115	423,436	1,041	417,520
Total	3,568	$1,388,517	3,198	$1,295,295

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended March 31,
	2020		2019
	Ending	Average	Ending	Average
Active Communities:
Arizona	33	32.0	34	37.0
California	29	26.5	21	19.0
Colorado	13	15.5	23	21.5
West Region	75	74.0	78	77.5
Texas	78	77.5	84	89.5
Central Region	78	77.5	84	89.5
Florida	34	33.5	32	31.5
Georgia	15	16.5	19	20.5
North Carolina	20	22.5	25	25.0
South Carolina	7	8.0	11	11.5
Tennessee	12	10.5	11	10.5
East Region	88	91.0	98	99.0
Total	241	242.5	260	266.0

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2019. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.

The Company has designed and built over 125,000 homes in its 35-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency’s ENERGY STAR® Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.

For more information, visit www.meritagehomes.com.

The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include the statements regarding current business conditions and the potential adverse impacts, as well as our response to, the COVID-19 pandemic.

Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations, except as required by law. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: adverse impacts due to the COVID-19 pandemic, including a recession in the U.S., the impact of legislation designed to provide economic relief from a recession, the inability of employees to work and of customers to visit our communities due to government movement restrictions or illness, disruptions in our supply chain, our inability to access capital markets due to lack of liquidity in the economy resulting from the responses to the COVID-19 pandemic, inconsistencies or changes in the classification of homebuilding as an essential business and/or critical infrastructure, the availability of mortgages due to reactions by regulators, investors and lenders, the shutdown of or delay in governmental services (i.e. approvals, permits, inspections), and enhanced governmental regulation; the availability and cost of finished lots and undeveloped land; shortages in the availability and cost of labor; the success of our strategic initiatives to focus on the first- and second-move-up buyer; the ability of our potential buyers to sell their existing homes; changes in interest rates and the availability and pricing of residential mortgages; our exposure to information technology failures and security breaches; legislation related to tariffs; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; changes in tax laws that adversely impact us or our homebuyers; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; home warranty and construction defect claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance and surety bonds in connection with our development work; the loss of key personnel; failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations, the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; negative publicity that affects our reputation and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2019 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.